MENTOR GRAPHICS INTELLECTUAL PROPERTY CUSTOMER AGREEMENT

Agreement No. 1A-3139

This Agreement is between Mentor Graphics Corporation and Mentor Graphics (Ireland) Limited, as may be represented by the affiliated company identified in the signature block below ("Mentor Graphics"), and Wintegra Ltd at 6 Hamasger Street, Ra'anana, 43653 Israel ("Customer"). This Agreement is effective as of the date last signed below by authorized representatives of the parties.

1.  Definitions.

(a)  "Soft Core(s)" means the reusable pre-designed synthesizable components for the design of integrated circuits that Mentor Graphics licenses to Customer pursuant to this Agreement. Soft Cores may be licensed individually or in core libraries as described in the applicable quotation.

(b)  "Intellectual Property" means the Soft Cores, including certain third party sourced cores specified by Mentor Graphics, and any design materials, documentation and other information licensed to Customer under this Agreement.

(c)  "Customer's Products" means any integrated circuits designed, manufactured, or marketed by Customer that incorporate or were designed using all or any part of the Intellectual Property.

(d)  "Support Program" means the software support program, consisting of updates, revisions, bug fixes, workaround solutions and telephone support provided by Mentor Graphics, as further described in Section 11.

(e)  "End-User" means a customer of Customer who purchases or agrees to purchase from Customer integrated circuits designed by Customer.

2.  Payment Terms. In consideration for the licenses granted Customer under this Agreement, Customer shall pay fees in the amounts set forth in the applicable quotation or in payment schedules that shall refer to this Agreement (collectively "payment schedules"). [†] Mentor Graphics shall invoice Customer pursuant to the payment schedules and Customer shall pay all invoices within 30 days of date of invoice. Unless Customer provides Mentor Graphics with a certificate of exemption from the applicable taxing authority, Mentor Graphics will invoice Customer for all applicable taxes.

[†] Information redacted pursuant to a confidential treatment request by Wintegra, Inc. under 17 CFR §§ 200.80(b)(4) and 230.406 and submitted separately with the Securities and Exchange Commission.

3.  Purchase Orders/Delivery. If Customer elects to acquire Intellectual Property licenses from Mentor Graphics, Customer will issue written purchase orders to Mentor Graphics. Variable terms such as price (but not payment terms), quantity, agreed to delivery dates, and shipping instructions, as well as tax exempt status, if applicable, shall be specified on each purchase order. If Customer issues a purchase order that is accepted by Mentor Graphics, such purchase order shall constitute a contract between the parties, which shall be governed solely and exclusively by the terms and conditions of this Agreement even if Customer does not refer to this Agreement on the purchase order. Nothing contained in any purchase order shall in any way negate or modify the terms of this Agreement or the payment schedules. If Customer places purchase orders by electronic means, such electronic purchase orders shall reference this Agreement by number and: (a) the provisions of state common law or statutes with effects similar to those of Uniform Commercial Code Section 2-201 (Statute of Frauds) shall not apply; (b) such electronic transactions shall be deemed to satisfy any legal formalities requiring that agreements be in writing; and (c) computer maintained records when produced in hard copy form shall constitute business records and shall be admissible to the same extent as other generally recognized business records. Mentor Graphics may deliver Intellectual Property by electronic means. Such electronic delivery and Customer's receipt and use of Intellectual Property delivered electronically shall at all times be subject to the terms and conditions of this Agreement.

4.  Term and Termination.

(a)  The term of this Agreement shall begin on the Effective Date and shall continue until terminated in accordance with the terms of this Agreement.

(b)  If either party breaches a material provision of this Agreement and does not cure the breach within [†] days after written notice from the other party, the non-breaching party shall have the right to: (i) suspend performance or payment until the breach is cured; (ii) terminate this Agreement; or (iii) seek a combination of (i) and (ii) and all such other remedies as are available at law or equity except as limited by the terms of this Agreement. If the breach involves a breach of Section 5 or Section 7, the cure period shall be [†] days.

(c)  Should either party: (i) become insolvent; (ii) make an assignment for the benefit of creditors; (iii) file or have filed against it a petition in bankruptcy or seeking reorganization; (iv) have a receiver appointed; or (v) institute any proceedings for liquidation or winding up; the other party may, in addition to other rights and remedies it may have, terminate this Agreement immediately by written notice.

(d)  Upon termination of this Agreement, the rights and obligations of the parties shall cease except as expressly set forth in this Agreement. Upon termination, Customer shall return to Mentor Graphics or destroy the Intellectual Property, including all copies and documentation, and shall provide written notice to Mentor Graphics of such return or destruction to within 30 days after termination. Such written notice shall include a list of all Intellectual Property returned or destroyed and shall be signed by an authorized representative of Customer.

[†]	Information redacted pursuant to a confidential treatment request by Wintegra, Inc. under 17 CFR §§ 200.80(b)(4) and 230.406 and submitted separately with the Securities and Exchange Commission.

5.  Intellectual Property Trade Secret and Confidentiality. Intellectual Property constitutes or contains trade secrets and confidential information of Mentor Graphics or its licensors. It is a condition of this Agreement that Customer protects the confidentiality of all Intellectual Property received from Mentor Graphics under this Agreement. Except as specifically provided in Section 9, Customer shall not make Intellectual Property available in any form to any person or entity other than Customer's employees or independent contractors (excluding independent contractors that are Mentor Graphics' competitors) who are under a written obligation of confidentiality and who work with the Intellectual Property for Customer's benefit. Customer shall take appropriate action to protect the confidentiality of Intellectual Property and insure that any person permitted access to Intellectual Property does not disclose Intellectual Property or use Intellectual Property except as permitted by this Agreement. To the extent Intellectual Property is provided in executable or object code form, Customer shall not reverse assemble, reverse compile, or otherwise reverse engineer Intellectual Property, in whole or in part. Customer represents that (a) it maintains a reasonable security and intellectual property protection system consistent with industry standards to protect its own confidential business information, and (b) Intellectual Property will be protected by such system to the same extent. The obligations of this Section 5 shall survive termination of this Agreement.

6.  Conditions to Obligations of Mentor Graphics. All obligations of Mentor Graphics under this Agreement are subject to the following conditions:

(a)  Customer acknowledges that Mentor Graphics is licensing Intellectual Property to Customer for the purpose of reducing the design and implementation time that would otherwise have been required by Customer in making Customer's Products. Customer agrees that Mentor Graphics has no control over the specific applications and use Customer will make of Intellectual Property which Mentor Graphics licenses to Customer.

(b)  Customer understands that third parties may hold patents in certain technology and that such patents may relate to Customer's Products. Customer (i) acknowledges that it is Customer's obligation to exercise its normal due diligence to determine if there are any such third party patent holders and (ii) represents that it will exercise its normal due diligence to obtain licenses from such third party patent holders as necessary.

7.  License Grant.

(a)  Mentor Graphics grants to Customer certain worldwide, perpetual, personal, nonexclusive, nontransferable licenses to use Intellectual Property. The licenses granted to Customer include: (i) a license to design and simulate Customer's Products using Intellectual Property; (ii) a license to copy and distribute Intellectual Property to End-Users pursuant to Section 9 of this Agreement; (iii) a license to make and distribute the Intellectual Property as part of Customer's Products world-wide; (iv) a license to have Customer's Products manufactured and/or tested worldwide for Customer by a foundry, provided such manufacture is pursuant to designs furnished by Customer, that such integrated circuits are only for sale by Customer and further provided that the foundry is subject to a written agreement with Customer which requires the foundry to protect the confidentiality of the Intellectual Property including but not limited to an obligation to only disclose Intellectual Property to those employees of the foundry with a need to know; and (v) a license to reproduce Mentor Graphics' documentation in Customer Product documentation, provided (1) Customer will reproduce only those portions of Mentor Graphics' documentation that are reasonably necessary for the End-User to use the Customer Product in accordance with its specifications, (2) Customer will include a notice in the Customer Product documentation stating at minimum that it "contains trade secret and confidential information of Mentor Graphics Corporation or its licensors; your access and use thereof is subject to the obligation of confidentiality stated herein", (3) Customer will reproduce any applicable copyright notices and proprietary legends of Mentor Graphics and its licensors in the Customer Product documentation, and (4) Customer will impose on the End-User confidentiality obligations at least as restrictive as those contained in this Agreement, and those obligations will apply to the reproduced Mentor Graphics documentation.

(b)  Unless otherwise specified in a payment schedule, Customer's license to the Intellectual Property shall be a license under the Pay-Per-Use license model. Under this license model, Customer receives a world-wide, fully-paid, non-transferable, royalty-free license to use the Intellectual Property for a "single-use for one design" per the licensing terms set forth in Section 7(a) above. A "single-use" means when the Intellectual Property is used in a single chip design that tapes out (Physical Merge). For the purposes of determining what does or does not constitute a new design the following criteria shall apply: (1) The following is considered a new design: [†]; (2) The following is not considered a new design: [†]

(c)  Mentor Graphics will deliver the applicable Intellectual Property to Customer after Mentor Graphics' receipt from Customer of an executed copy of this Agreement and a purchase order that meets the requirements of this Agreement and references this Agreement by number. Mentor Graphics may include on the media with the Intellectual Property additional data or software not currently licensed to Customer and to which Customer will not have access. Inclusion of such additional data or software in no way implies a license from Mentor Graphics and Customer may not decode or use such data or software unless Customer subsequently acquires a license to access and use such data or software from Mentor Graphics.

(d)  Mentor Graphics and its licensors retain all title to and ownership of the Intellectual Property, including all copies, whether made by Mentor Graphics or Customer and regardless of the form or media in or on which the original and copies may exist. Mentor Graphics and its licensors retain all title to and ownership of modifications and updates of Intellectual Property made by Mentor Graphics and its licensors and provided to Customer. Mentor Graphics also retains all title to and ownership of modifications to Intellectual Property made by Customer and revealed to Mentor Graphics by Customer. Customer retains all ownership rights in any modifications to Intellectual Property made by Customer and not revealed to Mentor Graphics.

(e)  If Customer or any End-User uses the Intellectual Property in any manner except as authorized by this Agreement, Mentor Graphics will necessarily incur damages which will be difficult to accurately estimate. In the event of such misuse, Mentor Graphics shall be entitled to receive from Customer liquidated damages in a sum equal [†]. The parties agree that such amount is reasonable in light of the anticipated harm that would be caused by such a breach and that such amount is not a penalty. Nothing in this section shall be construed as precluding Mentor Graphics from pursuing, in addition to or in lieu of such liquidated damages, any other remedies available at law or in equity for any breach of Section 5.

[†]	Information redacted pursuant to a confidential treatment request by Wintegra, Inc. under 17 CFR §§ 200.80(b)(4) and 230.406 and submitted separately with the Securities and Exchange Commission.

(f)  Unless otherwise authorized in a written amendment to this Agreement, the licenses granted to Customer under this Agreement do not authorize Customer to sublicense Intellectual Property to any third party for further distribution of Intellectual Property by such third party.

(g)  Any license granted under this Agreement may be enforced by Mentor Graphics licensors.

8.  Infringement Indemnification.

(a)  Mentor Graphics represents and warrants that Intellectual Property does not infringe any [†] copyrights or misappropriate any trade secret of [†]. Mentor Graphics further represents and warrants that Intellectual Property is the original work of Mentor Graphics and its licensors and was developed without access to or knowledge of any third party confidential materials.

(b)  If notified promptly of any claim or action brought against Customer for copyright infringement or trade secret misappropriation, Mentor Graphics will defend or cause to be defended such action at its expense and will pay any costs or damages awarded against Customer in such action, provided that Mentor Graphics has control of the defense and all negotiations for settlement and Customer provides Mentor Graphics with all reasonable information and assistance to settle or defend the claim.

(c)  If a final injunction is obtained against Customer's use of any Intellectual Property by reason of copyright infringement or trade secret misappropriation, Mentor Graphics will, at its option and its expense, either (i) procure for Customer the right to continue using such Intellectual Property or the infringing portions of Intellectual Property, or (ii) replace or modify Intellectual Property or the infringing portions of Intellectual Property, so that they become non-infringing. If in Mentor Graphics' opinion either of the above is not commercially feasible, Mentor Graphics will accept the return of the infringing Intellectual Property and refund an amount equal to [†].

(d)  Mentor Graphics will have no liability for any claim of copyright infringement arising from (i) the combination of Intellectual Property with Customer or third party materials, [†]; or (ii) the modification or translation of Intellectual Property or any portion of the Intellectual Property [†].

(e)  MENTOR GRAPHICS MAKES NO WARRANTY, EXPRESS, IMPLIED OR STATUTORY THAT THE INTELLECTUAL PROPERTY IS FREE FROM ANY CLAIM OF INFRINGEMENT OF ANY THIRD PARTY'S PATENT RIGHTS. [†]

9.  Distribution of Intellectual Property to End-Users. If Customer distributes Intellectual Property to End-Users, such distribution shall be subject to the following terms and conditions:

[†]	Information redacted pursuant to a confidential treatment request by Wintegra, Inc. under 17 CFR §§ 200.80(b)(4) and 230.406 and submitted separately with the Securities and Exchange Commission.

(a)  The End-User's use of any Intellectual Property shall be restricted to employees with a need to know for the sole purpose of designing an integrated circuit or part of an integrated circuit to be manufactured for and sold to End-User by Customer.

(b)  The End-User's use of the Intellectual Property shall in all cases be pursuant to a written agreement between Customer and the End-User (i) limiting End-User's use of the Intellectual Property as set forth in Section 9(a); (ii) prohibiting any sublicensing, assignment or other transfer of the Intellectual Property; (iii) requiring that End-User reproduce, in any permitted copy of the Intellectual Property, Mentor Graphics' copyright notice and any other proprietary legends of Mentor Graphics and its licensors; and (iv) containing a confidentiality provision at least as restrictive as that contained in this Agreement and a provision granting Customer's licensors the right to obtain any available judicial remedy, in their own name and on their own behalf, for any breach by the End-User of its obligations to protect the confidentiality of the Intellectual Property or any breach by the End-User of the prohibition on End-User's sublicensing, assignment or other transfer of the Intellectual Property.

(c)  The End-User shall sign an agreement with Customer before any Intellectual Property is furnished to End-User by Customer and the End-User's access to the Intellectual Property shall be only in accordance with such agreement.

(d)  [†] encryption software to encrypt Intellectual Property before providing it to End-Users.

10.  Modifications and Copying. Customer may modify or translate Intellectual Property for its internal use. Customer may distribute such modifications and translations to End-Users in accordance with the terms of Section 9 of this Agreement. Customer may copy Intellectual Property only to the extent necessary for archival and backup purposes, for internal use and for furnishing to semiconductor manufacturers (including Customer) and End-Users in accordance with this Agreement. Customer's right to copy and use Intellectual Property, in any form or media except semiconductor devices, is at all times and in each instance conditioned upon Customer reproducing on each copy all copyright notices and proprietary legends of Mentor Graphics and its licensors.

11.  Support Program.

(a)  Customer shall be required to purchase support for [†] in conjunction with the licensing of a Soft Core. Mentor Graphics shall provide such initial support for a period of [†] from the date of shipment. Mentor Graphics shall invoice Customer for Soft Core(s) and the applicable support [†].

(b)  Mentor Graphics may change, correct and add to the Soft Cores from time to time at its discretion. Changes, corrections and additions shall be sent to Customer pursuant to the schedule and method selected by Mentor Graphics provided Customer has a paid-up Support Program in place at the time the changes, corrections or additions are released.

[†]	Information redacted pursuant to a confidential treatment request by Wintegra, Inc. under 17 CFR §§ 200.80(b)(4) and 230.406 and submitted separately with the Securities and Exchange Commission.

(c)  A Mentor Graphics representative shall be available by telephone during Mentor Graphics' normal business hours at Mentor Graphics' designated support center to assist Customer in using Intellectual Property. [†] If a problem cannot be resolved over the telephone, Customer shall provide Mentor Graphics with written documentation of the problem. Mentor Graphics shall evaluate the problem and use reasonable efforts to provide a temporary work-around solution within [†] of receipt of complete documentation. Mentor Graphics shall endeavor to provide a bug fix or other solution to correct the problem within [†]. [†].

(d)  The Support Program excludes, without limitation, repair or service resulting from (i) neglect, misuse or damage to the media containing the Intellectual Property; (ii) alterations or modifications to the Intellectual Property not authorized by and revealed to Mentor Graphics; (iii) the failure of Customer to provide and to maintain suitable installation environment and facilities; (iv) the use of the Intellectual Property for purposes other than as expressly permitted by this Agreement; or (v) distribution of the Intellectual Property or sales of Customer's Products to End-Users, except in compliance with this Agreement. Mentor Graphics shall support only the current release and one prior release of the Intellectual Property [†].

12.  Audit Rights. Mentor Graphics shall have the right, with reasonable prior notice [†], to audit during Customer's normal business hours all records and accounts as may contain information bearing upon Customer's compliance with the terms of this Agreement. Mentor Graphics shall keep in confidence all information gained as a result of any audit. Mentor Graphics shall only use or disclose such information as necessary to enforce its rights under this Agreement.

13.  Intellectual Property Loans. Mentor Graphics may from time to time, at its sole discretion, lend Intellectual Property to Customer [†] In no event shall Mentor Graphics be obligated to lend any Intellectual Property to Customer. All loans will be subject to the following terms:

(a)  For each loan Mentor Graphics will identify in writing to Customer the Intellectual Property loaned, the authorized use, and the term of the loan. The writing may be in the form of an electronic communication.

(b)  Mentor Graphics will grant Customer a nonexclusive, nontransferable, temporary license to use the loaned Intellectual Property as authorized for the term of the loan. The temporary license shall be subject to the terms of Section 5 of this Agreement.

(c)  Customer shall return to Mentor Graphics or delete and destroy loaned Intellectual Property on or before the expiration of the loan and provide written notice of such deletion or destruction to Mentor Graphics within ten days after expiration of the loan.

(d)  REGARDLESS OF ANY OTHER PROVISION OF THIS AGREEMENT, CUSTOMER AGREES THAT LOANED INTELLECTUAL PROPERTY IS PROVIDED "AS IS" AND MENTOR GRAPHICS MAKES NO WARRANTIES WITH RESPECT TO LOANED INTELLECTUAL PROPERTY, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

[†]	Information redacted pursuant to a confidential treatment request by Wintegra, Inc. under 17 CFR §§ 200.80(b)(4) and 230.406 and submitted separately with the Securities and Exchange Commission.

14.  Nondisclosure. In addition to Mentor Graphics' rights under Section 5, the parties shall sign a mutually agreeable confidentiality agreement if any additional confidential information will be disclosed by either party pursuant to this Agreement. Neither party will disclose the content of this Agreement to any third party. Mentor Graphics may, however, publicly announce that Customer is a customer of Mentor Graphics and include in such announcement(s) information about the products and services that Customer acquires from Mentor Graphics.

15.  WARRANTY. MENTOR GRAPHICS WARRANTS THAT FOR A PERIOD OF [†] FROM CUSTOMER'S RECEIPT, THE INTELLECTUAL PROPERTY WILL SUBSTANTIALLY CONFORM TO MENTOR GRAPHICS' SPECIFICATIONS. MENTOR GRAPHICS' SOLE LIABILITY AND CUSTOMER'S EXCLUSIVE REMEDY WITH RESPECT TO BREACH OF THE FOREGOING LIMITED WARRANTY WILL BE LIMITED TO ERROR CORRECTION OR REPLACEMENT, OR IF NEITHER IS IN MENTOR GRAPHICS' OPINION COMMERCIALLY FEASIBLE, TERMINATION OF THE LICENSE AND [†]. EXCEPT AS SPECIFICALLY SET FORTH ABOVE, INTELLECTUAL PROPERTY IS PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND, EITHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION, ANY WARRANTY WITH RESPECT TO TITLE, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. MENTOR GRAPHICS DOES NOT WARRANT THAT THE FUNCTIONS CONTAINED IN ANY INTELLECTUAL PROPERTY WILL MEET CUSTOMER'S REQUIREMENTS OR THAT INTELLECTUAL PROPERTY WILL BE ERROR-FREE.

16.  DAMAGE LIMITATION. [†] MENTOR GRAPHICS SHALL NOT BE LIABLE FOR ANY CLAIMS AGAINST CUSTOMER BY ANY OTHER PARTY. [†] MENTOR GRAPHICS TOTAL LIABILITY UNDER THE AGREEMENT SHALL NOT EXCEED [†].

17.  Life Endangering Applications. Intellectual Property is not designed, made, or intended for use in any application where failure or inaccuracy might cause death or personal injury. Customer agrees that neither Mentor Graphics nor its suppliers or licensors shall be liable, in whole or in part, for any claims or damages arising out of or in connection with the use and performance of Intellectual Property in such applications. If Customer uses Intellectual Property for such applications, Customer will indemnify and hold harmless Mentor Graphics, its suppliers and its licensors from any claims, loss, cost, damage, expense, or liability, including attorneys' fees, arising out of or in connection with such use.

18.  Subsidiaries. For purpose of this Section 18, a "Subsidiary" shall mean any corporation more than [†] owned by Customer. Any Subsidiary may place purchase orders under this Agreement, provided that the Subsidiary agrees in writing to be bound by the terms and conditions of this Agreement. Upon written request from Mentor Graphics, Customer will verify Customer's agreement that a Subsidiary is eligible to place purchase orders under this Agreement. A foreign Subsidiary shall place purchase orders with the Mentor Graphics affiliate responsible for that Subsidiary. At its option, the Mentor Graphics affiliate may refer a foreign Subsidiary to an independent distributor of Mentor Graphics. This Agreement shall not apply to transactions with Mentor Graphics' distributors.

[†]	Information redacted pursuant to a confidential treatment request by Wintegra, Inc. under 17 CFR §§ 200.80(b)(4) and 230.406 and submitted separately with the Securities and Exchange Commission.

19.  General.

(a)  Severability. If any provision of this Agreement is held to be ineffective, unenforceable or illegal for any reason, such decision shall not affect the validity or enforceability of any or all of the remaining portions of this Agreement.

(b)  Nonassignment. Mentor Graphics may delegate, subcontract or assign any of its rights and duties under this Agreement to third parties. Such delegation, subcontract or assignment shall not relieve Mentor Graphics of its obligations under this agreement except as specifically agreed to in writing by the parties. Except as provided in this section, this Agreement may not be transferred or assigned by the Customer, by operation of law or otherwise without the prior written consent of an authorized representative of Mentor Graphics. A Multiple-Use or Buyout license shall not be transferable by Customer under any circumstances.

(c)  Governing Law. This Agreement shall be governed by and construed under the laws of the State of Oregon, USA, if Customer is located in North or South America, and the laws of Ireland if Customer is located outside of North and South America.

(d)  Waiver. No failure or delay by either party to exercise any right or privilege under this Agreement shall operate as a waiver of such right or privilege, nor shall any single or partial exercise of any such right or privilege preclude any other or further exercise of that or any other right or privilege.

(e)  Notice. All notices required or authorized under this Agreement must be in writing and shall refer to this Agreement by number. Notices shall be effective upon delivery if delivered in person, upon receipt of transaction confirmation if sent by facsimile, or on the fifth business day after deposit in the United States mail with postage prepaid, properly addressed or delivered to the other party as follows or at such other address that either party provides by advance written notice to the other party.

If to Mentor Graphics:	If to Customer:

Attn: General Counsel	Attn: Operations manager
Mentor Graphics Corporation	Wintegra Ltd
8005 SW Boeckman Road	6 Hamasger Street
Wilsonville, Oregon 97070-7777 USA	Ra'anana 43653, Israel
Phone: (503) 685-7000	Phone: +972-9-7439998
Fax: (503) 685-1485	Fax: +972-9-7439992

(f)  Export Controls. Customer understands that Mentor Graphics is subject to regulation by European and United States government agencies, which prohibit export or diversion of Intellectual Property, information about Intellectual Property, and direct products of Intellectual Property to certain countries and certain persons. Customer warrants that it will not export in any manner, either directly or indirectly, any Intellectual Property or direct product of Intellectual Property, without first obtaining all necessary approval from appropriate United States and/or local government agencies. Customer acknowledges that the regulation of product export is in continuous modification by local governments and/or the United States Congress and administrative agencies. Customer agrees to complete all documents and to meet all requirements arising out of such modifications.

(g)  Other Licenses. Nothing contained in this Agreement shall be construed as conferring by implication, estoppel or otherwise upon either party any license or other right except the licenses and rights expressly granted under this Agreement.

(h)  Reference. Customer agrees to serve as a reference account for Mentor Graphics with regard to the products and services Customer acquires from Mentor Graphics under this Agreement.

(i)  Entire Agreement. This Agreement contains the entire agreement and understanding of the parties with respect to this subject matter and supersedes all prior or contemporaneous agreements between the parties relating to the subject matter, written or oral. This Agreement may not be changed except by a written document signed by an officer or authorized Legal Department representative of Mentor Graphics and an authorized representative of Customer.

(j)  Construction of Agreement. Customer acknowledges that it was given the opportunity to have this Agreement reviewed by legal counsel. Customer and Mentor Graphics agree that the rule of contract construction that interprets ambiguities against the drafter is inapplicable to this Agreement. The section headings of this Agreement are provided for reference only and shall not be used as a guide to interpretation.

(k)  Status as Independent Contractors. The parties are independent contractors. Neither has the authority to bind the other to any third person or act in any way as the representative of the other, unless otherwise expressly agreed to in writing by authorized representatives of both parties. This Agreement in no way prohibits Mentor Graphics from providing Intellectual Property to other parties.

(l)  Delay. Neither party shall be responsible for failure or delay where the failure or delay results from causes beyond its reasonable control.

(m)  Survival. The provisions of Sections 1, 2, 5, 6, 7, 8, 10, 12, 16, 17, 18 and 19 shall survive termination of this Agreement.

ACCEPTED AND AGREED by the following authorized representatives of the parties:

CUSTOMER: Wintegra Ltd	MENTOR GRAPHICS _______________

Address: 6 Hamasger Street	Address: MENTOR GRAPHICS (IRELAND)
Address: Ra'anana 43653 Israel	Address: LIMITED

Signature: /s/ Kobi Ben-Zvi	Signature: /s/ John O’Mara
Typed Name: Kobi Ben-Zvi	Typed Name: John O'Mara
Title: CEO	Title: General Manager
Date: 2 December 2004	Date: 2 December 2004

Invoice

Invoice Number: 67052124
Mentor Graphics (Ireland) Ltd. East Park Shannon Free Zone Shannon County Clare

Ireland Tel. +353 (0)61 256200 Fax +353 (0)61 256202	Document Date 21.12.2004 Purchase Order Number PO1402 Sales Order Number 5296008	Sales Agent Elisha WERTMAN Purchase Order Date 15.12.2004

Bill To Customer: 208788 Wintegra Communications Semiconductor Solutions PO Box 3048 43653 RA'ANANA ISRAEL

Ship To: 92997
Wintegra Communications
Semiconductor Solutions
6 Hamasger st.
43653 Raanana

Terms of payment:	Net due 30 days
Terms of delivery:	CIP destination
Currency:	USD

Please submit war payments in USD
Bank:	Bank of America Dublin
Account of:	Mentor Graphics (Ireland) Ltd.
Account No:	[†]
Swift Address:	BOFAIE3X
IBAN No:	IE50BOFA99006152556029

Item	Material		Description
		Quantity		Taxable	Unit Price	Price
0010	210652		PE-MCXMAC Re-Use (Inventra)
		1 EA		N	[†]	[†]
	With the following configuration: Inventra License Model License Type Platform			Re-Use Fee Node Locked Sun Solaris 2
Customer Re-use of existing core, purchased under PO#1/0113, dated 22.12.2002.
Contract period: 21.12.2004 to 21.12.2004
Country of manufacture is Ireland
These commodities, technology or software are subject to the United States Export Administration Regulations. Diversion contrary to U.S. law is prohibited.
Directors: Dean Freed (US). Christine Simpson, John O'Mara.
Registered in Ireland No. 286310, 30 Herbert Street, Dublin 2, Ireland.

[†]	Information redacted pursuant to a confidential treatment request by Wintegra, Inc. under 17 CFR §§ 200.80(b)(4) and 230.406 and submitted separately with the Securities and Exchange Commission.

Invoice

Document no.: 67052124
Mentor Graphics (Ireland) Ltd. East Park Shannon Free Zone Shannon County Clare

Date 21.12.2004
Bill To Customer: 208788 Wintegra Communications Semiconductor Solutions 43653 RA'ANANA

Item	Material		Description
		Quantity		Taxable	Unit Price	Price

0020	210664		PE-RMII Re-Use (Inventra)
		1 EA	N	[†]	[†]
	With the following configuration: Inventra License Model License Type Platform Contract period: 21.12.2004 to 21.12.2004		Re-Use Fee Node Locked Sun Solaris 2
Country of manufacture is Ireland

0030	210661		PE-TBI Re-Use (Inventra)
		1 EA	N	[†]	[†]
	With the following configuration: Inventra License Model License Type Platform Customer Re-use of existing core, purchased under PO#1/0113, dated 22.12.2002. Contract period: 21.12.2004 to 21.12.2004		Re-Use Fee Node Locked Sun Solaris 2
Country of manufacture is Ireland

Items total	[†]
VAT 0,00%	0,00
Total amount USD	[†]

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Questions re: shipment/licensing? Contact Lee Ziv +972-9-9718643 or email lee_ziv@mentor.com
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These commodities, technology or software are subject to the United States Export Administration Regulations. Diversion contrary to U.S. law is prohibited.
Directors: Dean Freed (US). Christine Simpson, John O'Mara.
Registered in Ireland No. 286310, 30 Herbert Street, Dublin 2, Ireland.

[†]	Information redacted pursuant to a confidential treatment request by Wintegra, Inc. under 17 CFR §§ 200.80(b)(4) and 230.406 and submitted separately with the Securities and Exchange Commission.